1st INTERNET GROUP, INC. AND SUBSIDIARIES
                 CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                               AND
   FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)




                        TABLE OF CONTENTS


                                                         PAGE
                                                         ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS         F-1

FINANCIAL STATEMENTS

   Consolidated Balance Sheets                             F-2

   Consolidated Statements of Income                       F-3

   Consolidated Statements of Changes in Stockholders'
   Equity                                                  F-4

   Consolidated Statements of Cash Flows                   F-5

   Notes to Consolidated Financial Statements              F-6

        REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors
1st Internet Group, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of 1st Internet Group, Inc. and Subsidiaries as of December 31, 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1998 and 1997. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain a reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the consolidated financial position of 1st Internet Group, Inc. and Subsidiaries as of December 31, 1998, and the results of their operations and cash flows for the years ended December 31, 1998 and 1997 in conformity with generally accepted accounting principles.

                               /s/ SWEENEY, GATES & CO.

March 22, 1999
Fort Lauderdale, Florida

           1st INTERNET GROUP, INC. AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEETS



                                      December 31,    June 30,
                                           1998         1999
                                      ------------  -----------
                                                    (Unaudited)

ASSETS
  Current assets:
     Cash and cash equivalents        $    147,679  $   919,511
     Accounts receivable                   250,281      655,889
     Prepaid expenses and other assets           -       32,086
                                      ------------  -----------
          Total current assets             397,960    1,607,486
                                      ------------  -----------

  Property and equipment, net of
     accumulated depreciation of
     $45,600 and $48,122, respectively      40,574       66,346
  Restricted cash                           65,000      115,431
  Other assets                                 508        7,577
                                      ------------  -----------
                                      $    504,042  $ 1,796,840
                                      ============  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
     Notes payable                    $     22,500  $    21,000
     Current portion of long-term
       debt due related party               11,869            -
     Accounts payable and accrued
       expenses                             21,038       33,121
     Commissions payable                   210,936      320,939
     Income tax payable                          -       73,000
                                      ------------  -----------

          Total current liabilities        266,343      448,060
                                      ------------  -----------

  Notes payable due related party,
     less current portion                    3,131            -
                                      ------------  -----------

  Stockholders' Equity:
     Common stock, $.01 par value;
       100,000,000 shares authorized;
       4,880,000 and 5,938,000 shares
       issued and outstanding               48,800       58,780
     Additional paid-in capital            262,168    1,265,188
     Retained (deficit) earnings           (51,400)      24,812
                                      ------------  -----------
                                           259,568    1,348,780
     Subscription receivable               (25,000)           -
                                      ------------  -----------
          Total stockholders' equity       234,568    1,348,780
                                      ------------  -----------

                                      $    504,042  $ 1,796,840
                                      ============  ===========

The accompanying notes are an integral part of these financial statements.
                                F-2

              1st INTERNET GROUP, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME

                            Year ended December 31,  Six months ended June 30,
                            -----------------------   -----------------------
                               1998         1997         1999        1998
                            ----------   ----------   ----------   ----------
                                                            (Unaudited)

Revenue:
   Brokerage services       $1,069,021   $  634,259   $2,155,278   $  245,866
   Accounting services         151,565      194,170      107,494       94,968
   Insurance services           24,612       33,799        6,032        6,712
                            ----------   ----------   ----------   ----------
      Total revenue          1,245,198      862,228    2,268,804      347,546
                            ----------   ----------   ----------   ----------

Selling, general and
administrative expenses:
   Brokerage                 1,078,514      545,990    1,936,290      244,509
   Accounting                  127,890      187,340       99,458       78,712
   Insurance                    16,798       33,546        3,726        6,591
   Administrative                  -            -         41,147          -
                            ----------   ----------   ----------   ----------
      Total expenses         1,223,202      766,876    2,080,621      329,812
                            ----------   ----------   ----------   ----------

Income before other income
and (expense)                   21,996       95,352      188,183       17,734
                            ----------   ----------   ----------   ----------

Other income (expense):
   Interest income               9,073        3,166        9,667           75
   Interest expense             (4,665)      (3,191)      (1,778)        (911)
   Realized loss                (4,471)      (4,116)         -         (4,247)
                            ----------   ----------   ----------   ----------
   Total other income
   (expense)                       (63)      (4,141)       7,889       (5,083)
                            ----------   ----------   ----------   ----------

Net income before income
taxes                           21,933       91,211      196,072       12,651

Provision for income taxes         -            -         73,000          -
                            ----------   ----------   ----------   ----------

Net income                  $   21,933   $   91,211   $  123,072   $   12,651
                            ==========   ==========   ==========   ==========

Pro forma information
(unaudited):
   Pro forma net income
     (unaudited) (Notes
      3 and 8):
   Historical net income    $   21,933   $   91,211   $  196,072   $   12,651
   Pro forma provision for
      income taxes               6,400       34,000       74,000        3,700
                            ----------   ----------   ----------   ----------
   Pro forma net income     $   15,533   $   57,211   $  122,072   $    8,951
                            ==========   ==========   ==========   ==========

   Pro forma per share
      data (unaudited)
      (Note 3):
   Net earnings per share
      - basic and diluted   $     0.00   $     0.01   $     0.02   $     0.00
                            ==========   ==========   ==========   ==========

   Weighed average number
      of common shares
      outstanding - basic
      and diluted            4,880,000    4,880,000    5,395,200    4,880,000
                            ==========   ==========   ==========   ==========


The accompanying notes are an integral part of these financial statements.
                                F-3

          1st INTERNET GROUP, INC. AND SUBSIDIARIES
        CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
        FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
  FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)


                                                   Additional  Retained
                                   Common Stock      Paid-In   (Deficit) Subscription
                                 Stock     Amount    Capital   Earnings  Receivable    Total
                               ---------  -------  ----------  --------   --------   ----------
Balance, January 1, 1997       4,880,000  $48,800  $  329,150  $(58,222)  $(25,000)  $  294,728

Capital contributions                -        -        44,390       -          -         44,390

Return of capital                    -        -       (23,754)      -          -        (23,754)

Net income                           -        -           -      91,211        -         91,211
                               ---------  -------  ----------  --------   --------   ----------


Balance, December 31, 1997     4,880,000   48,800     349,786    32,989    (25,000)     406,575

Return of capital                    -        -       (87,618)      -          -        (87,618)

Dividends                            -        -           -    (106,322)       -       (106,322)

Net income                           -        -           -      21,933        -         21,933
                               ---------  -------  ----------  --------   --------   ----------

Balance, December 31, 1998     4,880,000   48,800     262,168   (51,400)   (25,000)     234,568

Receipt of subscription
receivable                           -        -           -         -       25,000       25,000

Sale of stock                    998,000    9,980     988,020       -          -        998,000

Contributions of capital             -        -        15,000       -          -         15,000

Dividends                            -        -           -     (46,860)       -        (46,860)

Net income                           -        -           -     123,072        -        123,072
                               ---------  -------  ----------  --------   --------   ----------

Balance, June 30, 1999
(Unaudited)                    5,878,000  $58,780  $1,265,188  $ 24,812   $    -     $1,348,780
                               =========  =======  ==========  ========   ========   ==========

The accompanying notes are an integral part of these financial statements.
                             F-4

           1st INTERNET GROUP, INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF CASH FLOWS


                                               Year ended December 31,  Six months ended June 30,
                                               -----------------------   -----------------------
                                                  1998         1997         1999         1998
                                               ----------   ----------   ----------   ----------
                                                                                (Unaudited)
Cash flows from operating activities:
Net income                                     $   21,933   $   91,213   $  123,072   $   12,651
  Adjustments to reconcile net income to net
    cash provided by operating activities:
     Depreciation                                  10,823       13,389        5,551        5,073
     Increase in receivables                     (226,284)     (15,624)    (405,608)      (8,407)
     Increase in deposits                             -           (571)         -            -
     Decrease in securities inventory               4,126        8,486          -            -
     (Increase) decrease in prepaid expenses          677         (677)     (32,086)       3,953
     Increase in restricted cash                  (50,000)         -        (50,431)         -
     (Increase) decrease in other assets              163          -         (7,069)         346
     Increase (decrease) in accounts payables
        and accrued expenses                       (7,817)      29,387       12,082      (25,474)
     Increase (decrease) in commissions payable   198,546       12,390      110,004      (12,390)
     Increase in income taxes payable                 -            -         73,000          -
                                               ----------   ----------   ----------   ----------
     Net cash provided by (used in) operations    (47,833)     137,993     (171,485)     (24,248)
                                               ----------   ----------   ----------   ----------

Cash flows used for investing activities:
     Disposal of property and equipment            30,058          -         20,600          -
     Purchase of property and equipment               -        (59,761)     (48,792)      (1,220)
                                               ----------   ----------   ----------   ----------
     Net cash provided by (used in) investing
       activities                                  30,058      (59,761)     (28,192)      (1,220)
                                               ----------   ----------   ----------   ----------

Cash flows from financing activities:
     Proceeds from debt                            22,500       22,566          -            -
     Payment of debt                              (10,774)     (71,386)      (4,631)      (4,208)
     Sale of stock                                100,000          -        998,000          -
     Receipt of subscription receivable               -            -         25,000
     Capital contributions                            -         44,390          -            -
     Return of capital                            (87,618)         -            -       (129,548)
     Dividends                                   (106,322)     (23,754)     (46,860)         -
                                               ----------   ----------   ----------   ----------

     Net cash used by financing activities        (82,214)     (28,184)     971,509     (133,756)
                                               ----------   ----------   ----------   ----------

Net increase (decrease) in cash                   (99,989)      50,048      771,832     (159,224)

Cash and cash equivalents at beginning of year    247,668      197,620      147,679      247,668
                                               ----------   ----------   ----------   ----------

Cash and cash equivalents at end of year       $  147,679   $  247,668   $  919,511   $   88,444
                                               ==========   ==========   ==========   ==========

Supplemental disclosure of cash flow
information:
     Cash paid for interest                    $    4,221   $    3,136   $    1,778   $      911
                                               ==========   ==========   ==========   ==========
     Cash paid for income taxes                $      -     $      -     $      -     $      -
                                               ==========   ==========   ==========   ==========

Supplemental disclosure of non-cash
investing and financing activities:
     Contribution of loan to paid-in capital   $      -     $      -     $   15,000   $      -
                                               ==========   ==========   ==========   ==========
     Acquisition of subsidiaries through
        issuance of common stock               $      -     $      -     $  234,568   $      -
                                               ==========   ==========   ==========   ==========



The accompanying notes are an integral part of these financial statements.
                                 F-5

          1st INTERNET GROUP, INC. AND SUBSIDIARIES
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                              AND
      SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
     POLICIES

Organization - 1st Internet Group, Inc. (the "Company") was formed on November 23, 1998, as a Florida corporation. The Company was inactive until February 25, 1999, when it became a holding company by acquiring all of the outstanding stock of three operating companies: 1st Discount Brokerage, Inc. ("Brokerage"), 1st Discount Insurance, Inc. ("Insurance") and Corporate Accounting Group, Inc. ("Accounting") on a stock for stock basis. Since all of companies were under common ownership, the acquisitions have been accounted for in a manner similar to a pooling of interests (see Note 2). All three subsidiaries are Florida corporations.

Brokerage is a broker dealer registered with the Securities and Exchange Commission and the National Association of Securities Dealers. Brokerage provides retail discount securities brokerage and related investment/portfolio management counseling services. Brokerage has a branch office in Munich, Germany. Insurance provides annuity and life insurance products to complement the needs of Brokerage and non-Brokerage clients. Accounting is an accounting and tax preparation company servicing the needs of Brokerage and Insurance clients and others.

Unaudited interim financial statements - The accompanying consolidated financial statements of the Company for the six months ended June 30, 1999 and 1998 are unaudited, but, in the opinion of management, reflect adjustments all of which are of a normal recurring nature, necessary for the fair presentation of such financial statements in accordance with generally accepted accounting principles. The results of operations for an interim period are not necessarily indicative of results for a full year.

Basis of presentation and consolidation - The consolidated financial statements include the accounts of all four entities mentioned above. All material intercompany accounts and transactions have been eliminated in consolidation.

Cash equivalents - Cash equivalents are short term, liquid investments with an original maturity of three months or less and are carried at cost which approximates market value.

Property and equipment - Property and equipment are recorded at cost. Depreciation is computed using the straight-line method and the declining balance method over the estimated useful life of the related assets ranging from five to seven years.

Restricted cash - Restricted cash consists of funds on deposit with U. S. Clearing, Inc. and J. W. Genesis, Inc., pursuant to Brokerage's clearing agreements.

Security transactions - Security transactions (and related commission revenue and expense) are recorded on a settlement date basis, generally the third business day following the transactions.

Advertising costs - Advertising expense is charged to operations as incurred. Advertising expense was $29,395 for the year ended December 31, 1998 and $5,689 for the six months ended June 30, 1999.

       1st INTERNET GROUP, INC. AND SUBSIDIARIES
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
       FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                             AND
 FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES (continued)

Income taxes - Brokerage, Insurance and Accounting with the consent of its stockholders, separately elected to be an "S" Corporation under the Internal Revenue Code during 1998 and 1997. Brokerage terminated its S corporation election on December 1, 1998. All taxable income or loss flows through to the stockholders of each company. Accordingly, no income tax expense or liability is recorded in the accompanying financial statements for 1998 and 1997.

During 1999, the Company provides for income taxes under the provisions of Statement of Financial Accounting Standard, No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires the asset and liability method of accounting for income taxes in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Earnings per share - The Company has adopted the Financial
Accounting Standards Board No. 128, "Earnings Per Share"
("SFAS No. 128"), for computing and presenting earnings per share. Since the Group has no potentially dilutive shares outstanding, earnings per share for both basic and diluted earnings per share are the same.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Impairment of long-lived assets - The Company evaluates the recoverability of its property and equipment, and other assets in accordance with Statement of Financial Accounting
Standards No. 121, "Accounting for the Impairment of Long-
Lived Assets to be Disposed of" (SFAS 121"). SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate. No impairments were required to be recognized during the years ended December 31, 1998 and 1997 and the six months ended June 30, 1999.

Segment reporting - In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). This statement requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas and major customers. The Company has determined that it did not have any separately reportable operating segments as of the years ended December 31, 1998 and 1997 and the six months ended June 30, 1999. See Note 7 for information on geographic and major customer information.

         1st INTERNET GROUP, INC. AND SUBSIDIARIES
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
       FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                               AND
 FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES (continued)

Comprehensive income - In June 1997, FASB issued Statement of Financial Accounting Standards No. 130, "Reporting
Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and displaying of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 is effective for financial statements for fiscal years beginning after December 15, 1997. Its adoption did not impact the Company's financial position, results of operations, or cash flows as the Company had no items of other comprehensive income during the years ended December 31, 1998 and 1997, or the six months ended June 30, 1999.

Recent accounting pronouncements - In June 1998, FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133 amended by SFAS 137, is effective for all fiscal quarters and all fiscal years beginning after June 15, 2000, with earlier application encouraged. The Company does not currently use derivative instruments and, therefore, does not expect that the adoption of SFAS 133 will have any impact on its financial position or results of operation.

In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants
("AICPA"), issued Statement of Position No. 98-1,
"Accounting for the Costs of Computer Software Developed or
Obtained for Internal Use" ("SOP No. 98-1"), which provides guidance regarding when software developed or obtained for internal use should be capitalized. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The adoption of SOP No. 98-1 for the six months ended June 30, 1999, did not have a material impact on the Company's financial position or results of operations.

In April 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires that start-up costs, including organizational costs be expensed as incurred. The Company accepted early adoption of SOP 98-5 and has expensed all start-up costs.


2.  ACQUISITIONS

On February 25, 1999, the Company became a holding company by acquiring all of the outstanding stock of three operating companies, Brokerage, Accounting and Insurance, in a stock for stock exchange wherein the Company issued 4,880,000 of its common shares. All companies involved were under common control, and the majority stockholder of the Company was the majority stockholder of Brokerage, Accounting and Insurance. Therefore, the acquisitions have been treated as purchases and accounted for in a manner similar to a pooling of interests and all periods presented have been restated to reflect the accounting treatment.

        1st INTERNET GROUP, INC. AND SUBSIDIARIES
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                               AND
 FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

3.  PRO FORMA INFORMATION

Pro forma income tax

The objective of the unaudited pro forma income statement information is to show what the significant effects on the historical financial information might have been had the Company not been treated as an S corporation for income tax purposes. The pro forma adjustments reflect provisions for income taxes computed based upon statutory tax rates as if the Company had been subject to federal and state taxation during 1999, 1998 and 1997 (see Note 8).

Pro form earnings per share

The objective of the unaudited pro forma earnings per share is to show earnings per share retroactively on the historical income statements as if the Company had been a C corporation throughout all periods presented.


4.  RECEIVABLES FROM CLEARING FIRM AND OTHERS

The following represents receivables due to Brokerage by US.
Clearing, Inc. and J. W. Genesis and the receivables payable to Accounting by its clients:

                             December 31,       June 30,
                                 1998             1999
                             ------------      ----------

Commissions due Brokerage    $    243,867      $  640,541
Receivables due Accounting          5,660          15,348
Other                                 754             -
                             ------------      ----------
     TOTAL                   $    250,281      $  655,889
                             ============      ==========

          1st INTERNET GROUP, INC. AND SUBSIDIARIES
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
        FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                              AND
 FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

5.  PROPERTY AND EQUIPMENT

Furniture and equipment consisted of the following:

                             December 31,        June 30,
                                  1998             1999
                             ------------      ----------

Vehicle                      $     20,600      $      -
Computer equipment                 29,983          54,701
Equipment                           8,907          20,493
Furniture and fixtures             26,684          38,364
Leasehold improvements                -               910
                             ------------      ----------
                                   86,174         114,468
Less accumulated depreciation     (45,600)        (48,122)
                             ------------      ----------
                             $     40,574      $   66,346
                             ============      ==========

Depreciation expense was $10,823 and $13,389 for the years ended December 31, 1998 and 1997, respectively, and $5,551 and $5,073 for the six months ended June 30, 1999 and 1998, respectively.


6.  DEBT

At December 31, 1998 and June 30, 1999, Accounting owed
$22,500 and $21,000, respectively on a variable rate revolving line of credit to a bank. The revolving line of credit is due on demand, bears interest at 1.75% over the bank's announced prime rate, and is guaranteed by the Company's Chairman and CEO and the President of Accounting, individually.

Long-term debt due the President of Accounting at December
31, 1998 is summarized as follows:

Notes payable, interest at 12%,
    due March 2000                   $       15,000
                                     --------------
                                             15,000
Less current portion                        (11,869)
                                     --------------
                                     $        3,131
                                     ==============

As part of the acquisition of Accounting by the Company in February 1999, the President of Accounting contributed this loan to capital.

Interest expense for the years ended December 31, 1998 and 1997 totaled $4,665 and $3,191, respectively, and $1,778 and $911 for the six months ended June 30, 1999 and 1998, respectively.

        1st INTERNET GROUP, INC. AND SUBSIDIARIES
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                              AND
 FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)



7.  STOCKHOLDERS' EQUITY TRANSACTIONS

During 1998, the Company sold 640,000 shares of common stock to a commissioned salesman for $125,000. $25,000 of this amount was not paid as of December 31, 1998, and was reflected as a subscription receivable. The $25,000 was paid during the period ended June 30, 1999.

During 1998, two companies distributed capital that was charged to additional paid-in capital, offsetting capital contributed by the stockholders in prior years. The amounts were Brokerage - $65,000 and Accounting - $22,618. Additionally, during 1999 and 1998, $51,368 and $106,322, respectively, were paid in dividends.

As of June 30, 1999, the Company had completed the sale of 998,000 shares of common stock in a private placement at a price of $1.00 per share.


8.  INCOME TAXES

Commencing December 1, 1998, Brokerage elected to be taxed as a C corporation. The taxes for the one-month period were immaterial. Simultaneously, with the acquisition of Accounting and Insurance by the Company on February 25, 1999, Accounting and Insurance elected to be taxed as C corporations. Therefore, the tax provision provided for the six months ended June 30, 1999, includes the Company and Brokerage from January 1, 1999, and
Accounting and Insurance from March 1, 1999, on a consolidated basis. The taxes payable by the S corporation stockholders for Accounting and Insurance is considered immaterial.

The provision for income taxes consisted of the following:

                       December 31,          June 30,
                      1998      1997      1999      1998
                    --------  --------  --------  --------
Current:

  Federal           $    -    $    -    $ 66,000  $    -
  State                  -         -       7,000       -
                    --------  --------  --------  --------
Provision for
income taxes        $    -    $    -    $ 73,000  $    -
                    ========  ========  ========  ========

         1st INTERNET GROUP, INC. AND SUBSIDIARIES
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
       FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                               AND
 FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)


8.  INCOME TAXES (continued)

A reconciliation of the statutory federal income tax rate of the Company's effective tax rate is as follows:

                       December 31,          June 30,
                      1998      1997      1999      1998
                    --------  --------  --------  --------

Statutory federal
income
  tax rate              0.0%      0.0%     34.0%      0.0%
State income taxes,
  net of federal
    benefits            0.0%      0.0%      3.6%      0.0%
                    --------  --------  --------  --------

Effective tax rate      0.0%      0.0%     37.6%      0.0%
                    ========  ========  ========  ========

Deferred taxes for the above periods were immaterial.

The unaudited pro forma income tax calculation for the two years ended December 31, 1998 and 1997, and for the six months ended June 30, 1998, is prepared as if the Company did not elect to be taxed as an S corporation and instead was taxed as a C corporation for tax purposes. The unaudited pro forma income tax calculation presented for the six months ended June 30, 1999, includes Accounting and Insurance as if they elected not to be taxed as an S corporation commencing January 1, 1999, and instead were taxed as C corporations on a consolidated basis with the Company.

The pro forma provisions for income taxes consisted of the following:

                       December 31,          June 30,
                      1998      1997      1999      1998
                    --------  --------  --------  --------

Current:

   Federal          $  5,500  $ 31,000  $ 67,000  $  3,200
   State                 900     3,000     7,000       500
                    --------  --------  --------  --------
Provision for
income taxes        $  6,400  $ 34,000  $ 74,000  $  3,700
                    ========  ========  ========  ========

        1st INTERNET GROUP, INC. AND SUBSIDIARIES
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
       FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                              AND
 FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)


8.  INCOME TAXES (continued)

A reconciliation of the pro forma statutory federal income tax rate to the Company's effective tax rate is as follows:

                       December 31,          June 30,
                      1998      1997      1999      1998
                    --------  --------  --------  --------

Statutory federal
income
  tax rate             25.0%     34.0%     34.0%     25.0%
State income taxes,
  net of federal
    benefits            4.0%      3.6%      3.6%      4.0%
                    --------  --------  --------  --------
Effective tax rate     29.0%     37.6%     37.6%     29.0%
                    ========  ========  ========  ========

Deferred taxes for the pro forma periods were immaterial.


9.  BROKER-DEALER REGULATIONS

Pursuant to the net capital provisions of rule 15c3-1 of the Securities Exchange Act of 1934, Brokerage is required to maintain a minimum net capital, as defined under such provisions. At December 31, 1998 and June 30, 1999,
Brokerage maintained net capital that complied with the minimum net capital provisions of the rule.


10.  OFF BALANCE SHEET RISK AND CONCENTRATION OF BUSINESS

In the normal course of business, Brokerage executes securities transactions. These activities expose Brokerage to off-balance sheet risk in the event that customers or other parties fail to satisfy their obligations.

Securities transactions are recorded on the settlement date, generally three business days after the trade date. Should a customer or broker fail to deliver cash or securities as agreed, Brokerage may be required to purchase or sell securities at unfavorable market prices.

During the twelve months ended December 31, 1998 and six months ended June 30, 1999, three institutional German clients accounted for 40% and 82% of Brokerage's gross revenue, respectively. One commissioned salesman, who is a stockholder of the Company, services the clients.